Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi Vice President, Chief Financial Officer and Treasurer Insteel Industries Inc. (336) 786-2141

INSTEEL INDUSTRIES REPORTS THIRD QUARTER 2026 RESULTS

MOUNT AIRY, N.C., July 16, 2026 – Insteel Industries Inc. (NYSE: IIIN) (“Insteel” or the “Company”), the largest manufacturer of steel wire reinforcing products for concrete construction applications in the United States, today announced financial results for its third quarter of fiscal 2026 ended June 27, 2026.

Third Quarter 2026 Highlights

●	Net earnings of $9.0 million, or $0.46 per share
●	Net sales of $197.7 million
●	Gross profit of $20.1 million, or 10.2% of net sales
●	Increased share repurchase activity, acquiring 75,000 shares for $1.9 million during the quarter
●	Net cash balance of $22.9 million and no debt outstanding as of June 27, 2026
●	Favorable outlook for the remainder of fiscal 2026

Third Quarter 2026 Results

Net earnings for the third quarter of fiscal 2026 decreased to $9.0 million, or $0.46 per share, from $15.2 million, or $0.78 per share, for the same period a year ago. Prior-year results included $0.9 million in restructuring and acquisition-related costs, which reduced net earnings per share by $0.03. Insteel's third quarter results benefited from higher average selling prices and improved shipment activity compared with the prior-year period. However, those benefits were more than offset by higher costs.

Net sales increased 9.9% to $197.7 million from $179.9 million in the prior-year quarter, driven by an 8.0% increase in average selling prices and a 1.7% rise in shipments. Average selling prices benefited from pricing actions implemented across all product lines to recover higher raw material, freight and other operating costs, while shipments increased from the prior-year quarter as demand conditions across our key construction end markets remained generally favorable. Sequentially, average selling prices increased 2.3%, while shipments rose 11.9% from the second quarter.

Gross profit declined to $20.1 million from $30.8 million in the prior year quarter, and gross margin narrowed to 10.2% from 17.1%, primarily due to inflationary pressures across practically all areas of our cost structure, partially offset by increased shipments.

Operating activities generated $13.7 million of cash during the quarter compared with $28.2 million in the prior year quarter due to a combination of a reduction in net earnings and the relative change in net working capital. Net working capital provided $0.5 million in the current year quarter, compared to $9.4 million in the prior year quarter.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Nine Month 2026 Results

Net earnings for the first nine months of fiscal 2026 were $21.8 million, or $1.12 per share, compared with $26.5 million, or $1.35 per diluted share, for the same period a year ago. Earnings for the prior year period included $2.5 million of restructuring charges and acquisition-related costs, which collectively reduced net earnings per share by $0.10.

Net sales increased to $530.2 million from $470.3 million for the prior year period, driven by a 13.1% increase in average selling prices, while shipment volumes were relatively unchanged. Gross profit decreased to $54.7 million from $64.8 million in the same period a year ago, and gross margin narrowed to 10.3% from 13.8%, due to higher freight and operating expenses.

Operating activities provided $18.0 million of cash compared with $44.2 million in the prior year period, primarily due to a combination of a reduction in net earnings and the relative changes in net working capital. Net working capital used $17.5 million of cash in the current year period, largely to fund increases in inventories, compared with $0.2 million in the prior year period.

Capital Allocation and Liquidity

Capital expenditures for the first nine months of fiscal 2026 increased to $9.1 million from $6.5 million in the comparable prior year period. Capital expenditures for fiscal 2026 are now expected to total approximately $15.0 million, down from our previous expectation of approximately $20.0 million. Planned spending continues to support cost and productivity improvement initiatives, investments in the growth of our engineered structural mesh (“ESM”) business, and routine maintenance requirements. The revised outlook reflects the timing of certain projects rather than any change in our planned investment activities, with a portion of the related expenditures now expected to be incurred in fiscal 2027.

During the third quarter of fiscal 2026, the Company repurchased 75,000 shares of its common stock under its existing share repurchase authorization. During the first nine months of fiscal 2026, Insteel has returned $23.8 million to shareholders through dividends and share repurchases while maintaining a strong balance sheet and ample liquidity. The Company ended the quarter debt-free with $22.9 million of cash and no borrowings outstanding under its $100.0 million revolving credit facility.

Outlook

“The business environment remained supportive during the quarter, as shipment levels increased from the prior-year period,” commented H.O. Woltz III, Insteel’s President and CEO. “Customer sentiment remains positive and the level of activity in publicly funded infrastructure markets continues to be healthy. Private non-residential construction continues to be dominated by data center projects, some of which have experienced schedule delays. We believe these delays are timing-related and do not imply weakening demand. Profitability during the quarter was impacted by higher costs, as increases in wire rod prices, freight expense, and practically all other operating costs outpaced changes in selling prices. We believe these headwinds are temporary and expect to recover these higher costs through our pricing over time.”

Mr. Woltz added, “Looking ahead, the fundamental drivers of demand across our markets remain intact, supported by the Company’s recent investments, and resilience in publicly funded construction and infrastructure-related projects. While we continue to monitor developments related to raw material pricing, transportation costs and trade policy, we are focused on operating efficiently, maintaining strong customer relationships and executing our growth initiatives. We like the Company’s positioning as we move through the remainder of fiscal 2026.”

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Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its third quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including ESM, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates 11 manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to several risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail in our Annual Report on Form 10-K for the year ended September 27, 2025 and may be updated from time to time in our other filings with the U.S. Securities and Exchange Commission (the “SEC”).

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our business, future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate, including uncertainty over global trade policies and the financial impact of related tariffs and retaliatory tariffs; geopolitical conflicts that may increase our costs and disrupt our supply chain; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; the impact of rising interest rates on the cost of financing for our customers; fluctuations in the cost and availability of our primary raw material, hot-rolled carbon steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; the impact of cybersecurity breaches and data leaks: and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 27, 2025, and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 27,	June 28,	June 27,	June 28,
	2026	2025	2026	2025

Net sales	$197,659	$179,886	$530,236	$470,262
Cost of sales	177,555	149,114	475,579	405,432
Gross profit	20,104	30,772	54,657	64,830
Selling, general and administrative expense	8,516	10,607	26,988	29,294
Restructuring charges, net	-	843	51	2,201
Acquisition costs	-	27	-	325
Other expense (income), net	78	(16)	85	(12)
Interest expense	12	14	48	40
Interest income	(188)	(472)	(619)	(1,574)
Earnings before income taxes	11,686	19,769	28,104	34,556
Income taxes	2,667	4,610	6,275	8,086
Net earnings	$9,019	$15,159	$21,829	$26,470

Net earnings per share:
Basic	$0.46	$0.78	$1.12	$1.36
Diluted	0.46	0.78	1.12	1.35

Weighted average shares outstanding:
Basic	19,452	19,476	19,469	19,485
Diluted	19,494	19,553	19,537	19,544

Cash dividends declared per share	$0.03	$0.03	$1.09	$1.09

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)				(Unaudited)
	June 27,	March 28,	December 27,	September 27,	June 28,
	2026	2026	2025	2025	2025
Assets
Current assets:
Cash and cash equivalents	$22,947	$15,088	$15,589	$38,630	$53,665
Accounts receivable, net	80,687	81,386	64,601	78,719	83,264
Inventories	166,924	158,980	172,287	137,776	119,171
Other current assets	8,293	8,080	5,742	6,822	7,442
Total current assets	278,851	263,534	258,219	261,947	263,542
Property, plant and equipment, net	124,348	126,199	126,327	128,691	131,083
Intangibles, net	15,351	15,745	16,138	16,553	17,034
Goodwill	37,755	37,755	37,755	37,755	37,755
Other assets	17,637	17,254	17,694	17,704	22,478
Total assets	$473,942	$460,487	$456,133	$462,650	$471,892

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$65,485	$62,185	$57,299	$48,173	$73,424
Accrued expenses	12,632	8,815	14,897	17,836	16,301
Total current liabilities	78,117	71,000	72,196	66,009	89,725
Other liabilities	24,425	24,971	25,094	25,109	25,959
Commitments and contingencies
Shareholders' equity:
Common stock	19,358	19,433	19,396	19,420	19,410
Additional paid-in capital	90,780	90,735	89,733	89,402	88,368
Retained earnings	261,298	254,384	249,750	262,746	249,038
Accumulated other comprehensive loss	(36)	(36)	(36)	(36)	(608)
Total shareholders' equity	371,400	364,516	358,843	371,532	356,208
Total liabilities and shareholders' equity	$473,942	$460,487	$456,133	$462,650	$471,892

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 27,	June 28,	June 27,	June 28,
	2026	2025	2026	2025
Cash Flows From Operating Activities:
Net earnings	$9,019	$15,159	$21,829	$26,470
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,387	4,694	13,347	13,726
Amortization of capitalized financing costs	12	12	38	38
Stock-based compensation expense	395	427	2,153	2,115
Deferred income taxes	(342)	(548)	(70)	(541)
Asset impairment charges	-	408	-	1,001
Loss on sale and disposition of property, plant and equipment	18	52	70	86
Increase in cash surrender value of life insurance policies over premiums paid	(761)	(458)	(776)	(152)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	699	(3,472)	(1,968)	(24,956)
Inventories	(7,944)	(23,138)	(29,148)	(17,861)
Accounts payable and accrued expenses	7,772	36,035	13,658	42,612
Other changes	403	(972)	(1,105)	1,632
Total adjustments	4,639	13,040	(3,801)	17,700
Net cash provided by operating activities	13,658	28,199	18,028	44,170

Cash Flows From Investing Activities:
Acquisition of businesses	-	(600	-	(72,056
Capital expenditures	(3,165)	(1,597)	(9,059)	(6,490)
Increase in cash surrender value of life insurance policies	(104)	(109)	(541)	(471)
Proceeds from sale of assets held for sale	-	57	-	57
Proceeds from sale of property, plant and equipment	-	62	-	99
Proceeds from surrender of life insurances policies	-	20	3	50
Net cash used for investing activities	(3,269)	(2,167)	(9,597)	(78,811)

Cash Flows From Financing Activities:
Proceeds from long-term debt	88	88	18,405	223
Principal payments on long-term debt	(88	(88	(18,405	(223
Cash dividends paid	(581)	(582)	(21,142)	(21,178)
Payment of employee tax withholdings related to net share transactions	-	(47)	(278)	(150)
Cash received from exercise of stock options	-	62	-	62
Repurchases of common stock	(1,949)	(224)	(2,694)	(1,966)
Net cash used for financing activities	(2,530)	(791)	(24,114)	(23,232)

Net increase (decrease) in cash and cash equivalents	7,859	25,241	(15,683)	(57,873)
Cash and cash equivalents at beginning of period	15,088	28,424	38,630	111,538
Cash and cash equivalents at end of period	$22,947	$53,665	$22,947	$53,665

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-	$11	$-
Income taxes, net	1,513	4,876	8,163	5,153
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	364	1,435	364	1,435
Restricted stock units and stock options surrendered for withholding taxes payable	-	47	278	150